UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G/A
Under the Securities Exchange Act of 1934

(Amendment No. 3)*
Isilon Systems, Inc.

(Name of Issuer)
Common Stock

(Title of Class of Securities)
46432L 10 4

(CUSIP Number)
December 31, 2009

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate box to designate the rule pursuant to which this Schedule is filed:
TM	Rule 13d-1(b)

TM	Rule 13d-1(c)

Π	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	46432L 10 4

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above person (entities only) Madrona Venture Fund I-A, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) Π Joint filing pursuant to Rule 13d-1(k)(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		8,714,176

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		8,714,176

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,714,176

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	13.4%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1)   Based on 64,965,115 shares of Common Stock of the Issuer outstanding as of December 31, 2009.

CUSIP No.	46432L 10 4

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above person (entities only) Madrona Venture Fund I-B, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) Π Joint filing pursuant to Rule 13d-1(k)(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		8,714,176

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		8,714,176

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,714,176

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	13.4%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1)   Based on 64,965,115 shares of Common Stock of the Issuer outstanding as of December 31, 2009.

CUSIP No.	46432L 10 4

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above person (entities only) Madrona Managing Director Fund, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) Π Joint filing pursuant to Rule 13d-1(k)(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		8,714,176

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		8,714,176

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,714,176

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	13.4%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1)   Based on 64,965,115 shares of Common Stock of the Issuer outstanding as of December 31, 2009.

CUSIP No.	46432L 10 4

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above person (entities only) Madrona Investment Partners, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) Π Joint filing pursuant to Rule 13d-1(k)(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		8,714,176

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		8,714,176

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,714,176

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	13.4%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1)   Based on 64,965,115 shares of Common Stock of the Issuer outstanding as of December 31, 2009.

CUSIP No.	46432L 10 4

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above person (entities only) Alberg, Tom A.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) Π Joint filing pursuant to Rule 13d-1(k)(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		68,786

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		8,714,176

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		68,786

WITH:	8	SHARED DISPOSITIVE POWER

		8,714,176

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,782,962

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	13.5%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
(1)   Based on 64,965,115 shares of Common Stock of the Issuer outstanding as of December 31, 2009.

CUSIP No.	46432L 10 4

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above person (entities only) Goodrich, Paul B.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) Π Joint filing pursuant to Rule 13d-1(k)(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		97,102

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		8,714,176

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		97,102

WITH:	8	SHARED DISPOSITIVE POWER

		8,714,176

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,811,278

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	13.5%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
(1)   Based on 64,965,115 shares of Common Stock of the Issuer outstanding as of December 31, 2009.

CUSIP No.	46432L 10 4

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above person (entities only) McIlwain, Matthew S.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) Π Joint filing pursuant to Rule 13d-1(k)(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		31,750

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		8,714,176

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		31,750

WITH:	8	SHARED DISPOSITIVE POWER

		8,714,176

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,745,926

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	13.4%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
(1)   Based on 64,965,115 shares of Common Stock of the Issuer outstanding as of December 31, 2009.

CUSIP No.	46432L 10 4

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above person (entities only) Gottesman, Greg

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) Π Joint filing pursuant to Rule 13d-1(k)(1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		11,906

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		8,714,176

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		11,906

WITH:	8	SHARED DISPOSITIVE POWER

		8,714,176

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,726,082

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	13.4%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
(1)   Based on 64,965,115 shares of Common Stock of the Issuer outstanding as of December 31, 2009.

This Amendment No. 3 to Schedule 13G is being filed with respect to the Common Stock of Isilon Systems, Inc. to amend the Schedule 13G/A filed on February 10, 2009.

Item 1(a)	Name of Issuer:
                   Isilon Systems, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:
                   3101 Western Avenue, Seattle, Washington 98121

Item 2(a)	Name of Person Filing:
Madrona Venture Fund I-A, LP (“Madrona Venture Fund I-A”), Madrona Venture Fund I-B, LP (“Madrona Venture Fund I-B”), Madrona Managing Director Fund, LLC (“Madrona Managing Director Fund”), and Madrona Investment Partners, LLC (“Madrona Investment Partners”) (collectively, the “Reporting Entities” and individually, each a “Reporting Entity”), and Tom A. Alberg (“Alberg”), Paul B. Goodrich (“Goodrich”), Matthew S. McIlwain (“McIlwain”) and Greg Gottesman (“Gottesman”) (collectively the “Managing Directors” and individually, each a “Managing Director”). The Reporting Entities and the Managing Directors collectively are referred to as the “Reporting Persons.”

Item 2(b)	Address of Principal Business Office, or, if none, Residence:
                   1000 Second Avenue, Suite 3700, Seattle, Washington 98104

Item 2(c)	Citizenship:
Madrona Venture Fund I-A and Madrona Venture Fund I-B are limited partnerships organized under the laws of the State of Delaware. Madrona Managing Director Fund and Madrona Investment Partners are limited liability companies organized under the laws of the State of Delaware. Each Managing Director is a U.S. citizen.

Item 2(d)	Title of Class of Securities:
                   Common Stock, $0.00001 par value (the “Common Stock”).

Item 2(e)	CUSIP Number:
                   46432L 10 4

Item 3	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
                   Not Applicable.

Item 4	Ownership:
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount beneficially owned:

Madrona Venture Fund I-A is the record owner of 7,026,173 shares of Common Stock as of December 31, 2009. Madrona Venture Fund I-B is the record owner of 764,715 shares of Common Stock as of December 31, 2009. Madrona Managing Director Fund is the record owner of 923,288 shares of Common Stock as of December 31, 2009 (the shares held of record by Madrona Venture Fund I-A, Madrona Venture Fund I-B and Madrona

Managing Director Fund, the “Record Shares”). As their sole general partner, Madrona Investment Partners may be deemed to own the Record Shares owned by Madrona Venture Fund I-A and Madrona Venture Fund I-B. The Managing Directors of Madrona Managing Director Fund may be deemed to own the Record Shares owned by Madrona Managing Director Fund. Madrona Investment Partners and Madrona Managing Director Fund are each controlled by the Managing Directors. By virtue of their relationship as affiliated entities that have an overlapping general partner and managing directors, each of the Reporting Entities may be deemed to share the power to direct the disposition and vote of the Record Shares. As managing directors of Madrona Investment Partners, each Managing Director may also be deemed to share the power to direct the disposition and vote of the Record Shares.

(b)	Percent of class: 13.4%, based on 64,965,115 shares of Common Stock of the Issuer outstanding as of December 31, 2009 as disclosed by the Issuer.

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote: 0 shares for each Reporting Person

(ii)	Shared power to vote or to direct the vote: 8,714,176 for each Reporting Person

(iii)	Sole power to dispose or to direct the disposition of: 0 shares for each Reporting Person

(iv)	Shared power to dispose or to direct the disposition of: 8,714,176 for each Reporting Person
Each Reporting Person disclaims beneficial ownership of the Record Shares except to the extent of the Reporting Person’s pecuniary interest therein.

Item 5	Ownership of Five Percent or Less of a Class:
             Not Applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:
             Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
             Not Applicable.

Item 8	Identification and Classification of Members of the Group:
             Not Applicable.

Item 9	Notice of Dissolution of Group:
             Not Applicable.

Item 10	Certification:
             Not Applicable.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 12, 2010

MADRONA VENTURE FUND I-A, LP

By:	Madrona Investment Partners, LLC its General Partner

By	/s/ Troy Cichos

Duly authorized under Power of Attorney dated February 12, 2007.

MADRONA VENTURE FUND I-B, LP

By:	Madrona Investment Partners, LLC its General Partner

By	/s/ Troy Cichos

Duly authorized under Power of Attorney dated February 12, 2007.

MADRONA MANAGING DIRECTOR FUND, LLC

By	/s/ Troy Cichos

Duly authorized under Power of Attorney dated February 12, 2007.

MADRONA INVESTMENT PARTNERS, LLC

By	/s/ Troy Cichos

Duly authorized under Power of Attorney dated February 12, 2007.

/s/ Troy Cichos Tom A. Alberg by Troy Cichos duly authorized under Power of Attorney dated February 12, 2007.

/s/ Troy Cichos Paul B. Goodrich by Troy Cichos duly authorized under Power of Attorney dated February 12, 2007.

/s/ Troy Cichos Matthew S. McIlwain by Troy Cichos duly authorized under Power of Attorney dated February 12, 2007.

/s/ Troy Cichos Greg Gottesman by Troy Cichos duly authorized under Power of Attorney dated February 12, 2007.
     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)